Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-3 No. 333-165052) of Patriot Coal Corporation,
(2) Registration Statement (Form S-8 No. 333-147043) pertaining to the Patriot Coal Corporation 2007 Long-Term Equity Incentive Plan and/or the Patriot Coal Corporation Employee Stock Purchase Plan, and
(3) Registration Statement (Form S-8 No. 333-157288) pertaining to the Patriot Coal Corporation 401(k) Retirement Plan;
of our report dated February 24, 2010, except for Note 29 as to which the date is April 26, 2010, with respect to the consolidated financial statements of Patriot Coal Corporation included in its Current Report on Form 8-K dated April 26, 2010.
Our audits also included the financial statement schedule of Patriot Coal Corporation listed in Item 15(a) of Patriot Coal Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2009. This schedule is the responsibility of Patriot Coal Corporation’s management. Our responsibility is to express an opinion based on our audits. In our opinion, as to which the date is February 24, 2010, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
/s/ Ernst & Young LLP
St. Louis, Missouri
April 26, 2010